Exhibit 3.144

CERTIFICATE OF INCORPORATION
OF
TACTAIR FLUID CONTROLS, INC.

Under Section 402 of the Business Corporation Law
The undersigned, a natural person of the age of eighteen years or over, 'desiring to form a corporation pursuant to the provisions of the Business Corporation Law of the State of New York, hereby certifies as follows:
FIRST:     The name of the corporation is
Tactair Fluid Controls, Inc.
SECOND: The purpose for which it is formed is as follows:
To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided, however, that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without first obtaining the consent of such body.
THIRD: The office of the corporation in the State of New York is to be located in the County of Westchester.
FOURTH:     The aggregate number of shares which the corporation shall have authority to issue is 200 shares, all of which have no par value.
FIFTH:     The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served, and the address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:
Young & Franklin, Inc.
942 Old Liverpool Road
Liverpool, New York 13088
Attention:    Dudley D. Johnson
IN WITNESS WHEREOF, this Certificate has been signed this 21st day of August, 1986,

and affirmed that the statements made herein are true under penalties of perjury.

/s/ Karen Foley
Karen Foley, Sole Incorporator
280 Park Avenue
New York, New York 100178